SERGEI TOKMAKOV

ATTORNEY AT LAW

www.TheCorporateAttorneys.com
Owner@TheCorporateAttorneys.com

302 Washington St #150-1719
Tel: (747) 344-4474
San Diego, CA 92103

October 14, 2021

Board of Directors
NDB, INC.
50 California Street Suite 1500
San Francisco, CA 94111
USA

Re:  Offering Circular on Form 1-A

Dear Board Members:

You have requested an opinion with respect to certain matters in connection with the filing by NDB, Inc. (the “Corporation”), of an Offering Circular on Form 1-A (as amended or supplemented, the “Offering Circular”) with the Securities and Exchange Commission (the “Commission”).  The Offering Circular is filed pursuant to Regulation A under the Securities Act of 1933, as amended (the “Act”).

This opinion is submitted pursuant to the applicable rules of the Commission in connection with the qualification of the Offering Circular and the offering by the Corporation of up to 7,000,000 shares (the “Shares”) of Common Stock, par value $4.35 per share, as described in the Offering Circular.

In connection with this opinion, I have examined and relied upon the originals or copies certified or otherwise identified to my satisfaction, (a) of the Offering Statement and related Offering Circular; (b) the Certificate of Incorporation, as amended, and Bylaws, as amended, of the Corporation; (c) the agreements, instruments and documents pursuant to which the Shares were or are to be issued; (d) applicable provisions of the corporate laws of the State of California and published judicial and administrative interpretations thereof; (e) the form of Subscription Agreement; (f) and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

In the examination of documents for purposes of this opinion, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to me as copies.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Statement or any portion thereof.

Based upon and subject to and limited by the foregoing, I am of the opinion that the Shares, when issued and sold in accordance with the terms and conditions contemplated by and upon the terms and conditions set forth in the Offering Circular, and upon receipt by the Corporation of the agreed upon consideration therefor, will be legally and validly issued, fully paid and non-assessable.

This opinion has been prepared for use in connection with the Offering Circular, and this opinion may not be relied upon for any other purpose without my express written consent.

I hereby consent to the filing of this opinion as an exhibit to the Offering Circular.

Very Truly Yours,

/s/ Sergei Tokmakov

By: Sergei Tokmakov, Esq. CBN 279869